Exhibit 10.16i

ESTERLINE TECHNOLOGIES CORPORATION
LONG-TERM INCENTIVE COMPENSATION PLAN
FISCAL YEARS 2000 through 2003

PURPOSE OF PLAN

This Plan is for the fiscal years 2000 through 2003 and is intended to provide a program to retain and compensate Esterline officers and selected senior executives based on the long-term performance of Esterline Technologies. The Plan is designed to reward successful employment of Esterline's resources to achieve superior performance against three broad objectives, specifically: enhanced shareholder value; progress on specified strategic initiatives; and good operating performance in relation to a comparable peer group of companies.

MEMBERSHIP IN PLAN

Esterline officers and senior executives shall be eligible for membership in the Plan after appointment and return of a signed acceptance of the appointment letter specifying the member's award level each year.

The Plan may be modified, amended or terminated at any time; but any such modification, amendment or termination shall not, without a member's written consent, affect his/her incentive compensation accrued prior to such modification, amendment or termination of the Plan. Nothing in this Plan limits Esterline from exercising the right to terminate an employee at any time for any reason.

APPOINTMENTS AND PERFORMANCE TARGETS

Each appointee to the Plan shall be entitled to incentive compensation based on Esterline's combined annual performance in three equally weighted objective groups. Each of these groups, in turn is made up of several individual targets which may be changed by the Compensation Committee of the Board of Directors at the beginning of any fiscal year. No award will be earned for a target if the performance is less than minimum. No additional award will be earned for any performance above the maximum for each target. Awards will be prorated for other performance levels. However, actual annual payment to each appointee is subject to an overall maximum of 150% of an individual's annual target award dollar amount. Additionally, if directed, the above computed awards for plan members may be further adjusted, up or down, by the Compensation & Stock Option Committee of the Board of Directors by an amount not to exceed the greater of 25% of an individual's computed award or annual target.

The performance targets for each objective group are:

Objective Group I: Enhanced shareholder value.

Targets for earnings per share growth and return on equity as set by the Compensation Committee of the Board of Directors.

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Objective Group II:    Specified strategic initiatives.

Target a. Target b. Target c.

Take appropriate action to improve performance at weak or underperforming units.
Progress toward strategic plan growth and performance goals.
Enhance the strength of Esterline balance sheet (improved cashflow, reduce days sales, increase inventory turnover).

Objective Group III:    Operating performance compared to a peer group of companies.

Target a. Target b.	Change in earnings per share Current period return on equity

COMPUTATION OF AWARDS EACH YEAR

Esterline's performance is calculated relative to each performance target individually. Each year the discretionary evaluations of Esterline's progress toward accomplishment of long-term objectives is made by the Compensation Committee using the individual targets. Achievement of each criterion at the target level earns the full targeted weight of the individual's award for each performance target, as established by the Compensation Committee. Overall, annually each individual can only receive 150% of his/her annual dollar target unless the Compensation Committee makes an overall adjustment as described above (see "Appointments and Performance Targets"). The Compensation Committee's evaluated performance is recommended to the Board of Directors for approval before payment.

PAYMENT OF AWARDS

The amount of each annual payment, if any, based on annual evaluation, will be made prior to the following March 1 after the close of each of the four fiscal years. These partial payments under this plan, once paid, are not refundable to Esterline Technologies.

A Plan member must be an employee on October 31, 2000, 2001, 2002 or 2003 to receive payment related to that year. However, if an employee's participation in the Plan is terminated during any Plan year due to normal retirement, death or disability, a pro rata share of his/her annual award will be determined after completion of the incomplete fiscal year, and paid no later than the following March 1. In the case of death, payments shall be made to his/her estate.

/s/ Robert W. Cremin
Robert W. Cremin
Chairman, President and Chief Executive Officer